Exhibit 99.1

Moody's Corporation Reports Results for Third Quarter 2016

  3Q16 revenue of $917.1 million up 10% from 3Q15
  3Q16 operating income of $397.5 million up 14% from 3Q15
  3Q16 GAAP EPS of $1.31 up 15% from 3Q15; non-GAAP EPS of $1.34 up 21%
  FY 2016 GAAP EPS guidance range is now $4.76 to $4.86; non-GAAP EPS guidance range is now $4.62 to $4.72

NEW YORK--(BUSINESS WIRE)--October 21, 2016--Moody’s Corporation (NYSE:MCO) today announced results for the third quarter of 2016 and provided its current outlook for full year 2016.

"Moody’s revenue increased 10% in the third quarter primarily as a result of record third quarter revenue for Moody’s Investors Service, driven by higher leveraged finance issuance and US public finance activity, as well as solid growth from Moody’s Analytics,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “In light of the strong third quarter performance, coupled with continued expense management, we are increasing our full year 2016 GAAP EPS guidance range to $4.76 to $4.86 and our non-GAAP EPS guidance range to $4.62 to $4.72.”

THIRD QUARTER 2016 HIGHLIGHTS

Moody’s Corporation reported revenue of $917.1 million for the three months ended September 30, 2016, up 10% from the same period of 2015.

Operating expense, which includes an $8.4 million restructuring charge associated with cost management initiatives, totaled $519.6 million, up 7%. Operating income was $397.5 million, up 14% from the prior-year period. Adjusted operating income (operating income before depreciation, amortization and the restructuring charge) was $438.6 million, up 16%. Operating margin for the third quarter of 2016 was 43.3% and adjusted operating margin was 47.8%.

GAAP EPS of $1.31 was up 15% from the third quarter of 2015; non-GAAP EPS of $1.34 was up 21%. Third quarter 2016 non-GAAP EPS excludes a $0.03 impact from the restructuring charge. Third quarter 2015 non-GAAP EPS excludes a $0.03 benefit from a legacy tax matter.

MCO THIRD QUARTER 2016 REVENUE UP 10%

Moody’s Corporation reported global revenue of $917.1 million for the third quarter of 2016, up 10% from the third quarter of 2015.

US revenue was $545.7 million, up 13%, and non-US revenue was $371.4 million, up 5%. Revenue generated outside the US constituted 40% of total revenue, down from 42% in the prior-year period. Foreign currency translation unfavorably impacted Moody’s revenue by 1%.

MIS Third Quarter Revenue Up 12%

Moody’s Investors Service (MIS) reported record third quarter global revenue in 2016 of $612.3 million, up 12% from the prior-year period. MIS’s US revenue was $391.3 million, up 11%, and its non-US revenue was $221.0 million, up 13%. The impact of foreign currency translation on MIS revenue was negligible.

Global corporate finance revenue was $299.6 million, up 21% from the prior-year period. This result primarily reflected higher levels of bank loan and speculative grade bond issuance as strong investor demand and tighter credit spreads drove debt refinancing activity. US and non-US corporate finance revenues were up 16% and 32%, respectively.

Global structured finance revenue was $104.2 million, down 7% from the third quarter of 2015. Reduced US CMBS and CLO activity was only partially offset by increased US RMBS and REIT activity. US and non-US structured finance revenues were down 9% and 4%, respectively.

Global financial institutions revenue was $95.8 million, up 7% compared to the prior-year period as a result of increased Asian banking issuance. US and non-US financial institutions revenues were up 2% and 11%, respectively.

Global public, project and infrastructure finance revenue was $105.2 million, up 16% over the prior-year period primarily driven by strong US public finance issuance. US public, project and infrastructure finance revenue was up 29%, while non-US revenue was down 8%.

MA Third Quarter Revenue Up 6%

Global revenue for Moody’s Analytics (MA) for the third quarter of 2016 was $304.8 million, up 6% from the third quarter of 2015. MA’s US revenue was $154.4 million, up 19%, while its non-US revenue was $150.4 million, down 4%. Foreign currency translation unfavorably impacted MA revenue by 3%.

Global research, data and analytics (RD&A) revenue of $167.7 million was up 6% from the prior-year period driven by strength in sales of credit research and ratings data feeds. US RD&A revenue was up 14%, while non-US revenue was down 4%. Foreign currency translation unfavorably impacted RD&A revenue by 3%.

Global enterprise risk solutions (ERS) revenue of $101.5 million was up 10% from the third quarter of 2015 primarily due to the March 2016 acquisition of GGY as well as growth in the credit assessment and stress testing product lines. US ERS revenue was up 39%, while non-US revenue was down 3%. Foreign currency translation unfavorably impacted ERS revenue by 4%.

Global professional services revenue of $35.6 million was down 3% from the prior-year period. US professional services revenue was up 6%, while non-US revenue was down 7%.

THIRD QUARTER 2016 EXPENSE UP 7%

Third quarter 2016 expense for Moody’s Corporation was $519.6 million, up 7% from the prior-year period. The increase was primarily attributable to additional headcount in MA to support business growth and from the March acquisition of GGY, the restructuring charge and increased incentive compensation across the Company. Foreign currency translation favorably impacted expense by 2%.

Operating income was $397.5 million, up 14%. The impact of foreign currency translation was negligible. Adjusted operating income of $438.6 million was up 16% from the prior-year period. The operating margin was 43.3%, up from 41.9%. The adjusted operating margin was 47.8%, up from 45.3%.

Moody’s effective tax rate was 30.5% for third quarter of 2016, compared with 32.0% for the prior-year period.

YEAR-TO-DATE 2016 REVENUE UP 2%

For Moody’s Corporation overall, global revenue was $2.7 billion for the first nine months of 2016, up 2% from 2015. US revenue was $1.6 billion, up 3%, while non-US revenue was $1.1 billion, flat to the prior-year period. Foreign currency translation unfavorably impacted Moody’s revenue by 1%.

Year-to-Date MIS Revenue Down 1%

MIS revenue totaled $1.8 billion for the first nine months of 2016, down 1% from the prior-year period. US revenue of $1.1 billion was also down 1%. Non-US revenue was $636.7 million, down 3%, and represented 36% of MIS revenue, down from 37% in the first nine months of 2015.

Year-to-Date MA Revenue Up 8%

MA revenue totaled $899.1 million for the first nine months of 2016, up 8% from the prior-year period. US revenue of $445.3 million was up 14%. Non-US revenue was $453.8 million, up 4%, and represented 50% of MA revenue, down from 53% in the first nine months of 2015.

YEAR-TO-DATE 2016 EXPENSE UP 5%

Expense for Moody’s Corporation in the first nine months of 2016 was $1.6 billion, up 5% from the prior-year period. Foreign currency translation favorably impacted expense by 2%.

Operating income was $1.1 billion, down 2% from the first nine months of 2015. The impact of foreign currency translation was negligible. Adjusted operating income of $1.2 billion was down 1% from the prior-year period. Moody’s reported operating margin was 41.8% and its adjusted operating margin was 45.7%.

The effective tax rate for the first nine months of 2016 was 31.5%, down from 31.7% in the prior-year period.

GAAP EPS of $3.55 for the first nine months of 2016 was essentially flat to the same period in 2015. Non-GAAP EPS of $3.59 for the first nine months of 2016 grew 2% from the same period in 2015. Year-to-date 2016 non-GAAP EPS excludes a $0.04 impact from the restructuring charge. Year-to-date 2015 non-GAAP EPS excludes a $0.03 benefit from a legacy tax matter in the third quarter of that year.

LITIGATION UPDATE

Following the global credit crisis of 2008, Moody’s has periodically received subpoenas and inquiries from various governmental authorities, including the US Department of Justice (DOJ) and states attorneys general. In a letter dated September 29, 2016, the DOJ stated that it is preparing a civil complaint to be filed against Moody’s and MIS in the US District Court for the District of New Jersey alleging certain violations of the Financial Institutions Reform, Recovery, and Enforcement Act in connection with the ratings MIS assigned to residential mortgage-backed securities and collateralized debt obligations in the period leading up to the 2008 financial crisis. The DOJ also stated that its investigation remains ongoing and may expand to include additional theories. A number of states attorneys general have indicated that they also expect to pursue similar claims under state law, which claims may include additional periods, theories, asset classes or activities. The Company is continuing to respond to the DOJ’s and states’ subpoenas and inquiries.

2016 CAPITAL ALLOCATION AND LIQUIDITY

$263.9 Million Returned to Shareholders in Third Quarter

During the third quarter of 2016, Moody’s repurchased 1.9 million shares at a total cost of $193.0 million, or an average cost of $103.00 per share, and issued 0.8 million shares as part of its employee stock-based compensation plans. Additionally, Moody’s returned $70.9 million to its shareholders via dividend payments during the third quarter of 2016.

Over the first nine months of 2016, Moody’s repurchased 7.1 million shares at a total cost of $678.9 million, or an average cost of $95.51 per share, and issued 2.7 million shares as part of its employee stock-based compensation plans. Additionally, Moody’s returned $214.5 million to its shareholders via dividend payments during the first nine months of 2016.

Outstanding shares as of September 30, 2016 totaled 191.2 million, down 3% from September 30, 2015. As of September 30, 2016, Moody’s had $0.8 billion of share repurchase authority remaining.

At quarter-end, Moody’s had $3.4 billion of outstanding debt and $1.0 billion of additional borrowing capacity under its commercial paper program which is backstopped by an undrawn $1.0 billion revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $2.1 billion, up $116.6 million from September 30, 2015. Free cash flow in the first nine months of 2016 was $771.8 million, down 7% from the first nine months of 2015, primarily due to lower net income.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2016

Moody’s outlook for 2016 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.30 to £1 and for the euro (€) of $1.12 to €1. Post-third quarter movements in foreign exchange rates have had no meaningful impact on the full year 2016 outlook.

MCO Full Year 2016 Outlook

Moody’s full year 2016 revenue is still expected to increase in the low-single-digit percent range.

Operating expense is still expected to increase in the mid-single-digit percent range.

Moody’s still projects an operating margin of approximately 41% and an adjusted operating margin of approximately 45%. The effective tax rate is still expected to be 31% to 31.5%.

Full year 2016 GAAP EPS is now expected to be $4.76 to $4.86, which includes an anticipated non-cash foreign exchange gain of $0.18 related to a subsidiary reorganization, offset in part by a $0.04 restructuring charge associated with cost management initiatives. Excluding these items, the Company expects full year 2016 non-GAAP EPS of $4.62 to $4.72. The Company expects to record the foreign exchange gain in its fourth quarter results.

Free cash flow is still expected to be approximately $1 billion. Moody’s now expects share repurchases to be approximately $750 million, subject to available cash, market conditions and other ongoing capital allocation decisions. Capital expenditures are now expected to be approximately $120 million. Depreciation and amortization expense is still expected to be approximately $130 million.

MIS Full Year 2016 Outlook

For MIS, Moody’s now expects 2016 revenue to be approximately flat. US revenue is still expected to be approximately flat, while non-US revenue is now also expected to be approximately flat.

Corporate finance revenue is now expected to be approximately flat. Structured finance revenue is now expected to decrease in the mid-single-digit percent range. Financial institutions revenue is now expected to increase in the low-single-digit percent range. Public, project and infrastructure finance revenue is still expected to increase approximately 10%.

MA Full Year 2016 Outlook

For MA, 2016 revenue is still expected to increase in the mid-single-digit percent range. US revenue is still expected to increase in the low-double-digit percent range, while non-US revenue is still expected to increase in the low-single-digit percent range.

Research, data and analytics revenue and enterprise risk solutions revenue are each still expected to increase in the high-single-digit percent range. Professional services revenue is still expected to decrease in the low-single-digit percent range.

CONFERENCE CALL

Moody’s will hold a conference call to discuss its third quarter 2016 results and its updated 2016 outlook on October 21, 2016, at 11:30 a.m. Eastern Time. Individuals within the US and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under “Events and Presentations”. The webcast will be available until 3:30 p.m. Eastern Time on November 19, 2016.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, October 21, 2016 until 3:30 p.m. Eastern Time, November 19, 2016. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 1743691.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.5 billion in 2015, employs approximately 10,900 people worldwide and maintains a presence in 36 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2016 and other forward-looking statements in this release are made as of October 21, 2016, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the level of merger and acquisition activity in the US and abroad; the uncertain effectiveness and possible collateral consequences of US and foreign government initiatives to respond to the current world-wide credit market disruptions and economic slowdown; concerns in the marketplace affecting Moody’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new US, state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to Moody’s rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquiries to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of Moody’s operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those Legacy Tax Matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and US laws and regulations that are applicable in the jurisdictions in which the Company operates, including sanctions laws, anti-corruption laws and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2016	2015	2016	2015
Amounts in millions, except per share amounts

Revenue	$917.1	$834.9	$2,662.1	$2,618.6

Expenses:
Operating	253.2	236.1	761.3	724.4
Selling, general and administrative	225.3	220.8	683.2	669.1
Restructuring	8.4	-	12.0	-
Depreciation and amortization	32.7	28.3	93.8	84.8
Total expenses	519.6	485.2	1,550.3	1,478.3

Operating income	397.5	349.7	1,111.8	1,140.3
Non-operating (expense) income, net
Interest expense, net	(35.4)	(25.8)	(103.8)	(87.0)
Other non-operating income, net	6.9	19.7	15.5	14.0
Total non-operating expense, net	(28.5)	(6.1)	(88.3)	(73.0)
Income before provision for income taxes	369.0	343.6	1,023.5	1,067.3
Provision for income taxes	112.4	109.8	322.2	338.1
Net income	256.6	233.8	701.3	729.2
Less: net income attributable to noncontrolling interests	1.3	2.2	6.1	5.8
Net income attributable to Moody's Corporation	$255.3	$231.6	$695.2	$723.4

Earnings per share attributable to Moody's common shareholders
Basic	$1.33	$1.16	$3.60	$3.60
Diluted	$1.31	$1.14	$3.55	$3.54

Weighted average number of shares outstanding
Basic	191.7	199.4	193.3	201.1
Diluted	194.3	202.5	196.0	204.5

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

Amounts in millions	2016	2015	2016	2015

Moody's Investors Service
Corporate Finance	$299.6	$248.3	$844.7	$866.6
Structured Finance	104.2	112.5	306.3	335.0
Financial Institutions	95.8	89.5	280.4	273.7
Public, Project and Infrastructure Finance	105.2	90.6	309.0	291.2
MIS Other	7.5	7.2	22.6	23.1
Intersegment royalty	25.3	23.5	73.9	69.5
Sub-total MIS	637.6	571.6	1,836.9	1,859.1
Eliminations	(25.3)	(23.5)	(73.9)	(69.5)
Total MIS revenue	612.3	548.1	1,763.0	1,789.6

Moody's Analytics
Research, Data and Analytics	167.7	157.9	500.9	465.0
Enterprise Risk Solutions	101.5	92.2	288.5	252.5
Professional Services	35.6	36.7	109.7	111.5
Intersegment revenue	4.2	3.3	9.8	9.7
Sub-total MA	309.0	290.1	908.9	838.7
Eliminations	(4.2)	(3.3)	(9.8)	(9.7)
Total MA revenue	304.8	286.8	899.1	829.0

Total Moody's Corporation revenue	$917.1	$834.9	$2,662.1	$2,618.6

Moody's Corporation revenue by geographic area

United States	$545.7	$482.1	$1,571.6	$1,527.8
International	371.4	352.8	1,090.5	1,090.8

	$917.1	$834.9	$2,662.1	$2,618.6

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	September 30,	December 31,
	2016	2015*
Amounts in millions

Cash and cash equivalents	$1,746.1	$1,757.4
Short-term investments	311.8	474.8
Total current assets	3,016.9	3,243.1
Non-current assets	2,002.4	1,859.9
Total assets	5,019.3	5,103.0
Total current liabilities**	1,402.5	1,218.5
Total debt **	3,418.1	3,380.6
Other long-term liabilities	856.5	836.9
Total shareholders' (deficit)	(357.9)	(333.0)
Total liabilities and shareholders' (deficit)	5,019.3	5,103.0

Actual number of shares outstanding	191.2	196.1

*In the first quarter of 2016, the Company adopted a new accounting update on a retrospective basis which requires debt issuance costs to be presented as a reduction of debt rather than as an asset. Accordingly, the Company reclassified debt issuance costs, which were previously included in non-current assets, as a reduction of total debt.

** Includes $299.9 million of debt classified as a current liability as it matures in September 2017.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:
	September 30, 2016
	Principal Amount	Fair Value of Interest Rate Swap (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Cost (2)	Carrying Value
Notes Payable:
6.06% Series 2007-1 Notes due 2017	$300.0	$-	$-	$(0.1)	$299.9
5.50% 2010 Senior Notes, due 2020	500.0	20.0	(1.4)	(1.7)	516.9
4.50% 2012 Senior Notes, due 2022	500.0	-	(2.5)	(2.2)	495.3
4.875% 2013 Senior Notes, due 2024	500.0	-	(2.1)	(2.8)	495.1
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	8.0	(0.5)	(1.9)	455.6
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(6.0)	597.3
1.75% 2015 Senior Notes, due 2027	561.9	-	-	(3.9)	558.0
Total debt	$3,411.9	$28.0	$(3.2)	$(18.6)	$3,418.1
Current portion					(299.9)
Total long-term debt					$3,118.2

	December 31, 2015
	Principal Amount	Fair Value of Interest Rate Swap (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Cost (2)	Carrying Value
Notes Payable:
6.06% Series 2007-1 Notes due 2017	$300.0	$-	$-	$(0.2)	$299.8
5.50% 2010 Senior Notes, due 2020	500.0	9.4	(1.6)	(2.0)	505.8
4.50% 2012 Senior Notes, due 2022	500.0	-	(2.8)	(2.5)	494.7
4.875% 2013 Senior Notes, due 2024	500.0	-	(2.3)	(3.1)	494.6
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	2.3	(0.5)	(2.4)	449.4
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.4	(6.2)	597.2
1.75% 2015 Senior Notes, due 2027	543.1	-	-	(4.0)	539.1
Total debt	$3,393.1	$11.7	$(3.8)	$(20.4)	$3,380.6

(1)	Reflects interest rate swaps on the 2010 Senior Notes and the 2014 Senior Notes (5-Year).

(2)	Pursuant to a new accounting update, unamortized debt issuance costs are presented as a reduction to the carrying value of the debt.

Table 5 - Non-operating (expense) income, net

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2016	2015	2016	2015
Amounts in millions

Interest:
Expense on borrowings	$(35.6)	$(29.8)	$(105.6)	$(88.8)
Income	2.5	2.8	8.2	7.0
Legacy Tax benefit	0.2	0.7	0.2	0.7
Expense on UTPs and other tax related liabilities	(2.5)	0.4	(7.0)	(6.3)
Interest Capitalized	-	0.1	0.4	0.4
Total interest expense, net	$(35.4)	$(25.8)	$(103.8)	$(87.0)
Other non-operating (expense) income, net:
FX gain/(loss)	$4.3	$9.7	$9.1	$(2.5)
Legacy Tax benefit	1.6	6.4	1.6	6.4
Joint venture income	2.3	3.5	7.2	8.8
Other	(1.3)	0.1	(2.4)	1.3
Other non-operating (expense) income, net	6.9	19.7	15.5	14.0
Total non-operating (expense) income, net	$(28.5)	$(6.1)	$(88.3)	$(73.0)

Table 6 - Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization and restructuring.

	Three Months Ended September 30,
	2016				2015
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$637.6	$309.0	$(29.5)	$917.1	$571.6	$290.1	$(26.8)	$834.9
Operating, selling, general and administrative expense	272.8	235.2	(29.5)	478.5	268.1	215.6	(26.8)	456.9
Adjusted operating income	364.8	73.8	-	438.6	303.5	74.5	-	378.0
Restructuring	7.6	0.8	-	8.4	-	-	-	-
Depreciation and amortization	19.1	13.6	-	32.7	16.9	11.4	-	28.3
Operating income	$338.1	$59.4	$-	$397.5	$286.6	$63.1	$-	$349.7
Adjusted operating margin	57.2%	23.9%		47.8%	53.1%	25.7%		45.3%
Operating margin	53.0%	19.2%		43.3%	50.1%	21.8%		41.9%

	Nine Months Ended September 30,
	2016				2015
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$1,836.9	$908.9	$(83.7)	$2,662.1	$1,859.1	$838.7	$(79.2)	$2,618.6
Operating, selling, general and administrative expense	830.1	698.1	(83.7)	1,444.5	836.4	636.3	(79.2)	1,393.5
Adjusted operating income	1,006.8	210.8	-	1,217.6	1,022.7	202.4	-	1,225.1
Restructuring	10.2	1.8	-	12.0	-	-	-	-
Depreciation and amortization	54.8	39.0	-	93.8	48.7	36.1	-	84.8
Operating income	$941.8	$170.0	$-	$1,111.8	$974.0	$166.3	$-	$1,140.3
Adjusted operating margin	54.8%	23.2%		45.7%	55.0%	24.1%		46.8%
Operating margin	51.3%	18.7%		41.8%	52.4%	19.8%		43.5%

Table 7 - Transaction and Relationship Revenue

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription based revenues. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and outsourced research and analytical engagements.

	Three Months Ended September 30,
	2016			2015
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$211.2	$88.4	$299.6	$161.6	$86.7	$248.3
	70%	30%	100%	65%	35%	100%
Structured Finance	$62.8	$41.4	$104.2	$69.8	$42.7	$112.5
	60%	40%	100%	62%	38%	100%
Financial Institutions	$39.4	$56.4	$95.8	$30.9	$58.6	$89.5
	41%	59%	100%	35%	65%	100%
Public, Project and Infrastructure Finance	$66.7	$38.5	$105.2	$51.0	$39.6	$90.6
	63%	37%	100%	56%	44%	100%
MIS Other	$2.6	$4.9	$7.5	$3.0	$4.2	$7.2
	35%	65%	100%	42%	58%	100%
Total MIS	$382.7	$229.6	$612.3	$316.3	$231.8	$548.1
	63%	37%	100%	58%	42%	100%
Moody's Analytics	$74.6	$230.2	$304.8	$71.5	$215.3	$286.8
	24%	76%	100%	25%	75%	100%
Total Moody's Corporation	$457.3	$459.8	$917.1	$387.8	$447.1	$834.9
	50%	50%	100%	46%	54%	100%

	Nine Months Ended September 30,
	2016			2015
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$577.8	$266.9	$844.7	$608.0	$258.6	$866.6
	68%	32%	100%	70%	30%	100%
Structured Finance	$180.6	$125.7	$306.3	$211.9	$123.1	$335.0
	59%	41%	100%	63%	37%	100%
Financial Institutions	$106.2	$174.2	$280.4	$101.4	$172.3	$273.7
	38%	62%	100%	37%	63%	100%
Public, Project and Infrastructure Finance	$193.7	$115.3	$309.0	$178.1	$113.1	$291.2
	63%	37%	100%	61%	39%	100%
MIS Other	$8.2	$14.4	$22.6	$10.4	$12.7	$23.1
	36%	64%	100%	45%	55%	100%
Total MIS	$1,066.5	$696.5	$1,763.0	$1,109.8	$679.8	$1,789.6
	60%	40%	100%	62%	38%	100%
Moody's Analytics	$216.7	$682.4	$899.1	$199.2	$629.8	$829.0
	24%	76%	100%	24%	76%	100%
Total Moody's Corporation	$1,283.2	$1,378.9	$2,662.1	$1,309.0	$1,309.6	$2,618.6
	48%	52%	100%	50%	50%	100%

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Table 8 - Adjusted Operating Income and Adjusted Operating Margin:

The table below reflects a reconciliation of the Company’s operating income to adjusted operating income. The Company defines adjusted operating income as operating income excluding depreciation and amortization and restructuring charges. The Company utilizes adjusted operating income because management deems this metric to be a useful measure for assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Adjusted Operating Income also excludes restructuring charges as the frequency and magnitude of these charges may vary widely across periods and companies. Management believes that the exclusion of these items, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in millions)	2016	2015	2016	2015
Operating income	$397.5	$349.7	$1,111.8	$1,140.3
Restructuring	8.4	-	12.0	-
Depreciation & amortization	32.7	28.3	93.8	84.8
Adjusted operating income	$438.6	$378.0	$1,217.6	$1,225.1
Operating margin	43.3%	41.9%	41.8%	43.5%
Adjusted operating margin	47.8%	45.3%	45.7%	46.8%

	Projected for the Year Ending December 31, 2016
Operating margin guidance	Approximately 41%
Depreciation and amortization	Approximately 4%
Restructuring	Negligible impact
Adjusted operating margin guidance	Approximately 45%

Table 9 - Free Cash Flow

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Nine Months Ended September 30,
(amounts in millions)	2016	2015
Net cash flows from operating activities	$856.6	$893.5
Capital additions	(84.8)	(65.9)
Free cash flow	$771.8	$827.6
Net cash used in investing activities	$(2.4)	$(81.5)
Net cash used in financing activities	$(882.6)	$(512.5)

	Projected for the Year Ending December 31, 2016
Net cash flows from operating activities guidance	Approximately $1.1 billion
Capital additions guidance	(Approximately $120 million)
Free cash flow guidance	Approximately $1.0 billion

Table 10 - Non-GAAP diluted earnings per share attributable to Moody's common shareholders:

The Company presents this non-GAAP measure to exclude restructuring charges in 2016 and a Legacy Tax benefit in the third quarter of 2015 to allow for a more meaningful comparison of Moody’s diluted earnings per share from period to period. Below is a reconciliation of these measures to their most directly comparable U.S. GAAP amount:

(amounts in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Diluted EPS - GAAP	$1.31	$1.14	$3.55	$3.54
Restructuring	0.03	-	0.04	-
Legacy Tax	-	(0.03)	-	(0.03)
Diluted EPS - Non-GAAP	$1.34	$1.11	$3.59	$3.51

	Projected for the Year Ending December 31, 2016

Diluted EPS attributable to Moody's common shareholders - GAAP Guidance	$4.76 - 4.86
FX gain due to subsidiary reorganization	(0.18)
Restructuring	0.04
Diluted EPS attributable to Moody's common shareholders - Non-GAAP Guidance	$4.62 - 4.72

Table 11 - 2016 Outlook

Moody’s outlook for 2016 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.30 to £1 and for the euro (€) of $1.12 to €1. Post-third quarter movements in foreign exchange rates had no meaningful impact on the full year 2016 outlook.

Full-year 2016 Moody's Corporation guidance
MOODY'S CORPORATION	Current guidance as of October 21, 2016	Last publicly disclosed guidance on September 28, 2016
Revenue	increase in the low-single-digit percent range	NC
Operating expenses	increase in the mid-single-digit percent range	NC
Depreciation & amortization	Approximately $130 million	NC
Operating margin	Approximately 41%	NC
Adjusted operating margin	Approximately 45%	NC
Effective tax rate	31% - 31.5%	NC
GAAP EPS	$4.76 to $4.86	$4.70 to $4.80
Non-GAAP EPS	$4.62 to $4.72	$4.55 to $4.65
Capital expenditures	Approximately $120 million	Approximately $125 million
Free cash flow	Approximately $1 billion	NC
Share repurchases[1]	Approximately $750 million	Approximately $1 billion

Full-year 2016 revenue guidance
MIS	Current guidance as of October 21, 2016	Last publicly disclosed guidance on September 28, 2016
MIS global	Approximately flat	decrease in the low-single-digit percent range
MIS U.S.	Approximately flat	NC
MIS Non-U.S.	Approximately flat	decrease in the low-single-digit percent range
CFG	Approximately flat	decrease in the low-single-digit percent range
SFG	decrease in the mid-single-digit percent range	decrease in the high-single-digit percent range
FIG	increase in the low-single-digit percent range	increase in the mid-single-digit percent range
PPIF	increase approximately 10%	NC
MA
MA global	increase in the mid-single-digit percent range	NC
MA U.S.	increase in the low-double-digit percent range	NC
MA Non-U.S.	increase in the low-single-digit percent range	NC
RD&A	increase in the high-single-digit percent range	NC
ERS	increase in the high-single-digit percent range	NC
PS	decrease in the low-single-digit percent range	NC

NC- There is no difference between the Company's current guidance range and the last publicly disclosed guidance range for this item.
1 Subject to available cash, market conditions and other ongoing capital allocation decisions

CONTACT:
Salli Schwartz
Global Head of Investor Relations and
Communications
212.553.4862
sallilyn.schwartz@moodys.com
or
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com